Amendment No. 2
Stock Restriction and Management Agreement

This is Amendment No. 2 to the Stock Restriction and Management Agreement ("Stockholders' Agreement") dated as of March 1, 1990 among Paul I. Detwiler, Jr., Donald L. Detwiler, both residents of the Commonwealth of Pennsylvania and New Enterprise Stone & Lime Co., Inc., a Delaware corporation, entered into on December 2, 2016.

Defined terms used in this Amendment No. 2 have the same meaning as those terms have in the Stockholders' Agreement

Background

Recently, it has become clear that potentially, at various times, no individual would meet the requirements of a Qualified Transferee of one or the other of the Stockholders. In such event, under the terms of the Stockholders' Agreement, the shares of a deceased or Permanently Disabled Stockholder could not be voted. The Stockholders have agreed that the Stockholders' Agreement should be amended to avoid so disenfranchising the shares of either Stockholder.

The Stockholders also have agreed to amend the Stockholders' Agreement to eliminate Designated Directors, thereby recognizing that the board is and should continue to be, composed of highly qualified, independent directors working on behalf of the Company and all of its stockholders, without regard to the personal interests of any particular stockholder or group of stockholders.

Accordingly, the Company and the Stockholders have entered into this Amendment No. 2. For purposes of complete disclosure, it should be noted that the Company and the Stockholders entered into another amendment to the Stockholders' Agreement, eliminating the right of a Stockholder to require the Company to purchase his Common Stock ("Amendment No. 1").

Terms and Conditions

1. Voting Trust. Section 1.53 of the Stockholders' Agreement entitled "Voting Trust" is amended to read in its entirety as follows:

> 1.53. "Voting Trust" shall mean a voting trust established under a Trust Agreement, which trust shall (i) be created under Pennsylvania law; (ii) have a term of not less than ten (10) years; (iii) provide for the issuance of one or more trust certificates to the Permitted Transferee(s) for whose benefit the trust is created, which certificates shall represent the Permitted Transferee's economic participation in the Company

represented by the shares of Voting Stock deposited in the trust; and (iv) have as trustee any Qualified Transferee to whom such Stockholder could have transferred such Voting Stock pursuant to Section 4 of this Agreement, provided however, if, with respect to a specific Stockholder, there is no person meeting the requirements of a Qualified Transferee and, consequently, on his death or Permanent Disability, his Voting Stock could not be voted, that Stockholder will have the right to appoint an individual of his choosing, who need not be either a Qualified Transferee or a Permitted Transferee; but who must not be a Competitor, as a trustee of the voting trust created under Section 3.3.3 of this Agreement.

2. Management Matters. Section 7 of the Stockholders' Agreement currently entitled "Management Matters", is amended to (i) replace the current title of that Section with the title "Management Policies and Resolution of Management Disputes" and (ii) to delete Section 7.1, renumbering each following Section to reflect the deletion of Section 7.1

3. No Other Modifications. The Stockholders' Agreement will remain in full force and effect and will not be deemed to have been modified or amended, other than as specifically provided in this Amendment No. 2 and previously, in Amendment No. 1.

4. Miscellaneous Matters.

4.1 Notices. Any and all notices, designations, consents, offers, acceptances or any other communications provided for in this Amendment No. 2 will be given in writing by registered or certified mail, return receipt requested or email communication, which will be addressed, in the case of the Company, to its principal office to the attention of the Company's president and in the case of the Stockholders, to their respective addresses or email addresses appearing on the records of the Company, or to such other address or email address as may be designated by a Stockholder, in writing to the Company and to the Company's other stockholders.

4.2 Successors and Assigns. This Amendment No. 2 shall be binding upon, and inure to the benefit of, the parties to this Amendment No. 2 and all of their respective heirs, legatees, personal representatives, transferees, successors and assigns.

4.3 Titles Not to Affect Interpretation. The headings of sections and paragraphs in this Amendment No. 2 are inserted for convenience of reference only and they neither form a part of this Amendment No. 2, nor are they to be used in the construction or interpretation of this Amendment No. 2.

4.4 Invalid Provision. The invalidity or unenforceability of any provision of this Amendment No. 2 will not affect the other provisions of this Amendment No. 2 and this Amendment No. 2 will be construed as if such invalid or unenforceable provisions were omitted.

4.5 Governing Law. This Amendment No. 2 will be governed by the laws of the Commonwealth of Pennsylvania, without reference to its laws relating to conflicts of laws.

4.6 Modification. This Amendment No. 2 contains the entire agreement among the parties relating to the subject matter contained in this Amendment No. 2 and may be modified only by a writing signed by the Company and the Stockholders.

IN WITNESS WHEREOF, the Company and the Stockholders have signed this Amendment No. 2 intending to be legally bound on the date first above mentioned.

NEW ENTERPRISE STONE & LIME CO., INC.

By: ______________________________
Name: Paul I. Detwiler, III
Title: President and Chief Executive Officer

STOCKHOLDERS

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Donald L. Detwiler

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Paul I. Detwiler, Jr.